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Exhibit 4.24
Unit Purchase Agreement
This Unit Purchase Agreement (this “Agreement”), dated as of May 23, 2024 (the “Effective Date”), is by and among ACM Europa VII-C LLC, a Delaware limited liability company (“ACM Europa VII-C”), AFI Partners Fund IV, LP, a Delaware limited partnership (“AFI Partners Fund IV”), and AFI Partners LLC, a Delaware limited liability company (“AFI Partners,” and together with ACM Europa VII-C and AFI Partners Fund IV, collectively, the “Sellers,” and each a “Seller”), Prenetics Global Limited, a Cayman Islands incorporated company (the “Purchaser”), Europa Partners Holdings, LLC, a Delaware limited liability company (the “Company”), Europa Sports Investments, LLC, a Delaware limited liability company (“Europa Sports Investments”), Europa Sports Partners, LLC, a Delaware limited liability company (“Europa Sports Partners”), and Hubmatrix Partners, LLC, a Delaware limited liability company (“Hubmatrix,” and together with Europa Sports Investments and Europa Sports Partners, collectively, the “Subsidiaries” and each a “Subsidiary”).
WHEREAS, ACM Europa VII-C holds 120,000,000 units of membership interest of the Company, AFI Partners Fund IV holds 130,890,296 units of membership interest of the Company, and AFI Partners holds 15,776,370 units of membership interest of the Company (together, the “Units”);
WHEREAS, the Company owns all of the outstanding Equity Interests of Europa Sports Investments, which in turn owns all of the outstanding Equity Interests of each of Europa Sports Partners and Hubmatrix;
WHEREAS, the Sellers and the Purchaser desire to enter into this Agreement pursuant to which the Sellers will convey to the Purchaser the Units, representing one hundred percent (100%) of the issued and outstanding equity in the Company, for the consideration, and on the terms and subject to the conditions, set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Purchase of Units. On the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, transfers, assigns, conveys, and delivers to the Purchaser, and the Purchaser does hereby acquire and accept from each Seller, all of such Seller’s right, title, and interest in and to the Units held by such Seller, for the price of $0.00000004 per Unit. At the Closing, Purchaser shall pay $4.50 to ACM Europa VII-C, $4.91 to AFI Partners Fund IV, and $0.59 to AFI Partners (each such amount, a “Purchase Price”) for their respective Units.

2.Closing; Closing Deliverables.

(a)Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) no later than two (2) Business Days after the last of the conditions to Closing set forth in Section 3 below have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely via the electronic exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Sellers and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b)Closing Deliverables. At the Closing:

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(i)The Purchaser shall pay, or cause to be paid, the applicable Purchase Price to each Seller by wire transfer of immediately available funds to accounts provided in writing by each Seller to Purchaser.
(ii)Each Seller shall deliver to the Purchaser, free and clear of any liens or Encumbrances, any certificates or other evidence of unit ownership representing the Units, if any, together with a duly executed transfer power, substantially in the forms set forth as Exhibit A hereto, for the transfer of the Units to the Purchaser (the “Unit Transfer Power”).

(iii)Each Seller shall provide to the Purchaser all keys, security codes, and other access devices or information necessary to assume operational control of the Company’s physical and digital assets pertaining to the Company Group.

(iv)Each Seller shall cause its Representative(s) on the Board of Directors (each as defined in the Company’s Second Amended and Restated Limited Liability Company Agreement, as of December 7, 2022 (the “Operating Agreement”)) to execute and deliver to the Company a letter of resignation as a Representative and from any and all offices or other positions with the Company and each of its subsidiaries or affiliates that such person may hold (the “Letters of Resignation”).

(v)AFI Partners Fund IV shall deliver to Purchaser a duly executed Assignment of Promissory Note (the “Note Assignment”), in form and substance reasonably satisfactory to Purchaser and AFI Partners Fund IV, assigning to Purchaser that certain Second Lien Subordinated Promissory Note, dated August 31, 2023, issued to AFI Partners Fund IV by Europa Sports Partners, LLC and Hubmatrix Partners, LLC in the principal amount of $678,500.

3.Closing Conditions.

(a)Conditions to Obligations of all Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(ii)The parties shall have received all consents, authorizations, orders and approvals from any Governmental Authorities, if applicable, and no such consent, authorization, order and approval shall have been revoked.

(b)Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Sellers (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(i)Each representation and warranty of Purchaser set forth in Article IV that is qualified by materiality or similar phrases in the representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, and each such representation and warranty that is not so qualified shall be true and correct in all material

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respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except in each case to the extent that such representation and warranty refers to a specified date, in which case such representation and warranty shall have been true and correct in all respects (or true and correct in all material respects, as applicable) as of such specified date.

(ii)Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(iii)Purchaser shall have delivered or caused to be delivered to Sellers the items required by Section 2(b) to be delivered by Purchaser.

(iv)All fees, costs and expenses incurred by counsel to the Company and its Subsidiaries: (A) as of the date hereof shall have been paid as of the date hereof, the outstanding amount being approximately $50,000; and (B) as of the Closing Date shall have been paid as of the Closing Date.

(v)The Sellers shall have paid for, and have delivered evidence to the Company and Purchaser of such payment, a fully-paid directors and officers liability tail insurance policy (which may be the tail policy currently in effect for which amounts remain due to the insurer), sufficient to cover the Company’s obligations during the six (6) year period following the Closing Date for the indemnification of directors, managers and officers for any Occurrence prior to the Closing Date.

(c)Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Purchaser (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(i)Each representation and warranty made by the Sellers in this Agreement that is qualified by materiality or similar phrases in the representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, and each such representation and warranty that is not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except in each case to the extent that such representation and warranty refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct in all respects (or true and correct in all material respects, as applicable) as of such earlier date.

(ii)Each Seller shall have performed in all material respects all obligations required to be performed by such Seller under this Agreement at or prior to the Closing Date.

(iii)Sellers shall have delivered or caused to be delivered to Purchaser the items required by Section 2(b) to be delivered by one or more Sellers.

(iv)Sellers shall have received all consents, authorizations, orders and approvals referred to in Section 4(c) and Section 5(d), in each case, in form and substance reasonably satisfactory to Purchaser, and no such consent, authorization, order and approval shall have been revoked.

(v)Purchaser shall have received a certificate, dated the Closing Date and signed on behalf of the Sellers, that each of the conditions set forth in Section 3(c)(i) and Section 3(c)(ii) have been satisfied.

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(vi)The Company will have delivered to Purchaser a certificate, dated as of the Closing Date, of the Secretary or executive officer of the Company certifying that (i) attached thereto are true and complete copies of all of the organizational documents of the Company and its Subsidiaries, as amended to date, (ii) attached thereto is a complete and correct copy of the resolutions adopted by the board of directors (or similar governing body) of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated by this Agreement, and (iii) such organizational documents, resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date.

(vii)The Company will have delivered to Purchaser a good standing certificate for the Company and each of the Subsidiaries from the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of its organization, dated no earlier than ten (10) Business Days prior to the Closing Date.

(viii)The Company will have delivered to Purchaser the Additional Financial Statements as defined in Section 9(c).

(ix)The Company shall have (i) delivered all notices and (ii) obtained and delivered to Purchaser, in form and substance reasonably acceptable to Purchaser, all consents, in each case from each of the third parties set forth on Section 4(c) of the Disclosure Schedules and Section 5(d) of the Disclosure Schedules.

(x)Each Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed and valid Internal Revenue Service Form W-9.

(xi)Sellers shall have delivered to Purchaser evidence of a fully-paid directors and officers liability tail insurance policy, sufficient to cover the Company’s obligations during the six (6) year period following the Closing Date for the indemnification of directors, managers and officers for any Occurrence prior to the Closing Date.

(xii)Sellers shall have delivered to Purchaser documentation, in form and substance acceptable to Purchaser, regarding the engagement of Justin Weeks as the Company’s Chief Executive Officer (“CEO”) and Tony Todaro as the Company’s Chief Financial Officer (“CFO”).

(d)Frustration of Closing Conditions and Covenants. No party hereto may rely on the failure of any condition set forth in Section 3(a) or 3(b), as the case may be, to be satisfied if such failure was directly and proximately caused by such party’s failure to comply with its obligations under or to consummate the transactions contemplated by this Agreement. Purchaser may not rely on the failure of any such condition to be satisfied, or otherwise rely on the breach of any covenant of any Seller or any member of the Company Group hereunder, to consummate the transactions contemplated by this Agreement if such failure was directly or indirectly caused Purchaser’s failure to consent to any expenditure or action as required by Section 9 hereof.

4.Representations and Warranties of the Sellers. Except as set forth in either (x) the disclosure schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement or (y) the Data Room (collectively, the “Disclosure Schedules”), each Seller, severally, and not jointly, hereby represents and warrants to the Purchaser that the statements set forth in this Section 4 are true and correct as of the date hereof and as of the Closing Date with respect to such Seller.

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(a)Authority; Enforceability. Such Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to transfer its title to its Units, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by such Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the Purchaser, the Company and other Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of such Seller enforceable against it in accordance with their respective terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) applicable federal or state securities laws (collectively, the “Equitable Exceptions”).

(b)Organization and Qualification of Seller. Such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Such Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be adversely material to such Seller.

(c)No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and each Transaction Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organizational trust documents of such Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; or (c) except as set forth in Section 4(c) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which such Seller is a party. Except as set forth in Section 4(c) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)Title. Each Seller is the sole record and beneficial owner of all right, title, and interest in and to the Units held by such Seller, free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”). The Units constitute all of the issued and outstanding securities of the Company. There are no outstanding options, warrants or other rights of any kind to acquire from Sellers or any member of the Company Group any membership interest or other equity of the Company Group or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional membership interest or other equity, nor is any member of the Company Group or any Seller committed to issue any such option, warrant, right or security.

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(e)Brokers. No broker, finder, investment banker, or other third party is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller or the Company Group.

(f)No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4 and Section 5, no Seller, nor any other person or entity, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Group furnished or made available to the Purchaser and its representatives, or as to the future revenue, profitability or success of the Company Group, or any representation or warranty arising from statute or otherwise in law.

5.Representations and Warranties of the Company Group. Except as set forth in the Disclosure Schedules, each member of the Company Group, jointly and severally, hereby represents and warrants to the Purchaser that the statements set forth in this Section 5 are true and correct. References to “Knowledge” of the Company Group used herein shall mean the knowledge of the CFO and any successor thereto and of the CEO, and any successor thereto, in each case and the knowledge such persons would have after reasonable due inquiry.

(a)Authority; Enforceability. As of the date hereof and as of the Closing Date: (i) such member of the Company Group has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby; (ii). the execution, delivery, and performance by such member of the Company Group of this Agreement and the documents to be delivered hereunder, and the consummation by such member of the Company Group of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of such member of the Company Group; and (iii) this Agreement and the documents to be delivered hereunder have been duly executed and delivered by such member of the Company Group and (assuming due authorization, execution and delivery by the Purchaser and the Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of such member of the Company Group enforceable against it in accordance with their respective terms except as limited by the Equitable Exceptions.

(b)Organization and Qualification. As of the date hereof and as of the Closing Date: (i) each member of the Company Group is a limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) each member of the Company Group is duly qualified, licensed or admitted to do business and in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it (each of which jurisdictions is listed in Section 5(b) of the Disclosure Schedules).

(c)Subsidiaries. As of the date hereof and as of the Closing Date: (i) Section 5(c) of the Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each Subsidiary and the number and type of the authorized, issued and outstanding Equity Interests of each Subsidiary and the current ownership thereof; (ii) all of the outstanding Equity Interests of each Subsidiary are directly owned of record by the Company, free and clear of any Encumbrances (other than applicable securities Laws); and other than the Subsidiaries, the Company does not have, directly or

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indirectly, any equity interest (or interest convertible into or exchangeable into such interests) in any Person.

(d)No Conflicts; Consents. As of the date hereof and as of the Closing Date: (i) the execution, delivery, and performance of this Agreement by such member of the Company Group does not and will not (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws (or equivalent governing document) of any member of the Company Group; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company Group; or (c) except as set forth in Section 5(d) of the Disclosure Schedules, require the consent, notice or other action by any Person under, result in a material violation or breach of, constitute a default under, or result in the acceleration of any Contract to which any member of the Company Group is a party, or result in the creation of any lien upon any of the properties or assets of the Company Group pursuant to any agreement, instrument, order, judgment, or decree to which they are a party or by which they are bound.

(e)Financial Information. As of the date hereof, copies of the Company’s audited consolidated financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2021 and 2022 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Company as at December 31, 2023 and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to the Purchaser. As of the date hereof and as of the Closing Date. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes, and fairly present the financial position and results of operations of the Company in all material respects as of their respective dates and for the respective periods presented.

(f)Absence of Undisclosed Liabilities; Debt. As of the date hereof and as of the Closing Date: except as identified in Section 5(f) of the Disclosure Schedules, (i) to the Knowledge of the Company Group: there are no liabilities, debts or other obligations of any nature, whether known or unknown, asserted or unasserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise relating to the business of the Company Group, except for those (A) reflected in the latest balance sheet contained in the Financial Statements (the “Balance Sheet”) or (B) that were incurred since the date of the Balance Sheet and were normal and recurring expenses incurred in the ordinary course of business; and (ii) the Company Group does not have any indebtedness for borrowed money.

(g)Tax Returns and Payments. As of the date hereof and as of the Closing Date, except as identified in Section 5(g) of the Disclosure Schedules: (i) there are no income or other taxes due and payable by the Company Group that have not been timely paid and no withholding taxes required to be withheld by the Company Group that have not been withheld and timely paid over to the appropriate Governmental Authority; (ii) there have been no examinations or audits with respect to any taxes or tax returns of the Company Group, by any applicable federal, state, county, local or foreign Governmental Authority, and the Company Group has not received written notice of an intent to commence any such examination or audit that remains outstanding; and (iii) the Company Group has duly and timely filed all income or other tax returns required to have been filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

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(h)ERISA. As of the date hereof and as of the Closing Date, Section 5(h) of the Disclosure Schedules sets forth each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), retirement, employment, consulting, incentive or deferred compensation, stock purchase, stock option, or equity-based arrangement, medical, health, disability, sick leave, or other similar arrangement, whether or not subject to ERISA or reduced to writing, in effect and covering one or more employees, former employees or the beneficiaries or dependents of any such persons, and is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company Group. Each such plan and related trust complies with and has been established, maintained, operated and administered in all material respects accordance with its terms, as well as all applicable laws. Each plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such plan is so qualified. If applicable, the Company Group has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(i)Employee Matters; Labor Relations.

(i)Section 5(i)(i) of the Disclosure Schedules sets forth, as of the Closing Date: (i) the name and current annual salary and any bonus or commitment to pay any other amount or benefit, including upon termination, of all officers of the Company Group; and (ii) the names and titles of all directors and officers of the Company Group. Except as set forth on Section 5(i)(i) of the Disclosure Schedules, the Company Group have complied and are in compliance in all material respects with the terms of all applicable laws pertaining to labor, employment, termination of employment of current or former employees, and employment practices, including but in no way limited to the classification of independent contractors and exempt and non-exempt employees.

(ii)As of the date hereof, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of the Company Group, threatened against the Company Group. As of the Closing Date, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of Sellers, threatened against the Company Group. No member of the Company Group are not party to or bound by any collective bargaining, labor, union or similar Contract, and no employees of Sellers are represented by any labor union, works council, or other labor organization with respect to their employment with Sellers.

(j)Compliance with Laws; Permits. As of the date hereof and as of the Closing Date, The Company Group is not, and in the last five (5) years has not been, in material violation of, or has been charged with any violation of, any law, regulation, order, or decree applicable to the Company Group or its business. The Company Group holds all permits, licenses, franchises, approvals, consents, registrations, clearances, variances, exemptions, orders, certificates or authorizations by or of any Governmental Authority necessary or appropriate to conduct of its business (collectively, the “Permits”). All the Permits material of the operation of the Company Group’s business as of the Closing are listed in Section 5(j) of the Disclosure Schedules, which shall be provided to Purchaser on or before June 30, 2024.

(k)Contracts. As of the Closing Date: (i) Section 5(k)(i) of the Disclosure Schedules lists all Material Contracts to which the Company Group is a party; (ii) each such Material Contract, is in full force and effect and constitutes a legal, valid, binding agreement, enforceable against the Company Group, and to the Knowledge of the Company Group, each other party thereto, in accordance with its

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terms; (iii) neither the Company Group nor, to the Knowledge of the Company Group, any other party to each such Contract is in material violation or breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under, or permit the termination of, any such Contract; (iv) except as set forth in Section 5(k)(iv) of the Disclosure Schedules, to the Knowledge of the Company Group there are no disputes pending or, to the Knowledge of the Company Group, threatened under any such Contract; and (v) no Contract to which the Company Group is a party contains any provision or covenant that would, after giving effect to the transactions contemplated hereby, prohibit or limit the ability of Purchaser or any of its Affiliates to engage in any business activity or compete with any Person.

(l)Litigation. As of the date hereof, except as set forth on Section 5(l) of the Disclosure Schedules, there are no legal actions, suits, proceedings, or to the Knowledge of the Company Group, claims or investigations pending against the Company Group or its properties or assets, and there are no outstanding material orders, writs, judgments, decrees, injunctions or settlements against or that restrict the Company Group or its properties or assets. As of the Closing Date, except as set forth on Section 5(l) of the Disclosure Schedules, there are no legal actions, claims, suits, proceedings, or investigations pending or, to the Company’s Knowledge, threatened in writing against the Company Group or its properties or assets and there are no outstanding material orders, writs, judgments, decrees, injunctions or settlements against or that restrict the Company Group or its properties or assets.

(m)Transactions with Affiliates. As of the date hereof and as of the Closing Date, no portion of the business of the Company Group is conducted by, with or through an Affiliate of the Company Group that is not a member of the Company Group. As of the Closing Daye, except as set forth on Section 5(m) of the Disclosure Schedules, no manager, officer, director, equity holder or Affiliate of the Company Group or Affiliate of such manager, officer or equity holder has: (a) borrowed money from or loaned money to the business that remains outstanding; (b) any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the business of the Company Group; (c) any interest in any assets used or held for use in the business of the Company Group; or (d) engaged in any other transaction with or in respect of the Company Group.

(n)Insurance. Section 5(n) of the Disclosure Schedules sets forth a correct and complete list of all policies held by or on behalf of the Company Group as of the date hereof. As of the Closing Date, all the insurance policies listed on Section 5(n) of the Disclosure Schedules are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

(o)Intellectual Property. Section 5(o) of the Disclosure Schedules sets forth, as of the Closing Date, a true, complete and accurate list of all Intellectual Property and all Software (other than trade secrets, know-how and goodwill attendant to the Intellectual Property and other unregistered intellectual property rights arising from or in connection with such Intellectual Property which are not reducible to schedule form) which are used and/or held for use in the business of the Company Group. As of the Closing Date, the Company Group is the sole and exclusive owner of all right, title and interest in and to, or has a license to use (which licenses are set forth on Section 5(o) of the Disclosure Schedules), all Intellectual Property, Software and Databases, including, without limitation, all Intellectual Property inherent therein and/or appurtenant thereto, free and clear of all Encumbrances, and none of which infringes on the intellectual property or other rights of any third party.

(p)Real Property. As of the date hereof and as of the Closing Date, the Company Group does not own any real property. Section 5(p) of the Disclosure Schedules contains, as of the date

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hereof, a correct and complete list of each parcel of real property leased, subleased or occupied to or by the Company Group that is now, or at the time of Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the business of the Company Group (the “Real Property”), and includes the parties to such lease or sublease (each a “Real Property Lease”), any amendments thereto, any guaranties and other agreements with respect thereto. Except as set forth in Section 5(p) of the Disclosure Schedules, as of the Closing Date no event has occurred or failed to occur, which has not been fully and finally resolved so that the Company Group is in compliance, that, with the giving of notice or the passage of time or both, would constitute a default under any Real Property Lease.

(q)Product Liability. As of the date hereof there are not presently pending and, as of the Closing Date and except as set forth in Section 5(q) of the Disclosure Schedules, there are not pending or, to the Knowledge of the Company Group, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company Group.

6.Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each Seller that the statements set forth in this Section 6 are true and correct as of the date hereof and as of the Closing Date.

(a)Authority; Enforceability. The Purchaser has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Purchaser of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers and the Company) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of the Purchaser enforceable against it in accordance with their respective terms except as limited by the Equitable Exceptions.

(b)Brokers. No broker, finder, investment banker, or other third party is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(c)Investigation. The Purchaser is familiar with and has conducted its own independent investigation, review, and analysis of the Company’s business and the value of the Units, and acknowledges that it has access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose, and neither the Sellers nor the Company make any representations or warranties as to the accuracy or completeness of any information provided to the Purchaser, including with respect to projections. ’

7.Limitation of Liability. The obligations and liabilities of Sellers hereunder shall be several and not joint. Each Seller shall be responsible only for any inaccuracy in or breach of any of the representations or warranties or obligations of such particular Seller contained in this Agreement and not of any other party hereto. The aggregate maximum liability of each Seller hereunder shall be equal to the Purchase Price received by such Seller; provided, that the foregoing limitation shall not apply to (a) the breach by such Seller of Section 4(e) (Title), (b) the breach of any covenant by such Seller as it relates to

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the conduct of such Seller, and not the conduct of the Company, or (c) claims against such Seller based on fraud. In no event shall any party be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

8.Agreements.

(a)Operating Agreement. The Sellers, Purchaser, and the Company hereby waive any and all transfer and notice restrictions set forth in the Operating Agreement with respect to the transactions contemplated hereby. Upon the Closing, the Operating Agreement and the Amended and Restated Carried Interest Agreement, dated as of May 17, 2021 by and among Sellers, shall hereby be terminated automatically and immediately upon the Closing with no further force or effect.

(b)Consulting Agreement. AFI Partners Management LLC hereby agrees that, immediately upon the Closing, it waives and foregoes any fees owed to it as of such date pursuant to the Consulting Agreement between AFI Partners Management LLC and Europa Sports Partners, LLC, dated May 20, 2021, and hereby agrees with Europa Sports Partners, LLC that such Consulting Agreement is terminated upon the Closing.

9.Covenants.

(a)Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement, the Sellers shall direct the Company Group to, and the Company shall use its commercially reasonable efforts to: (1) operate the business of the Company Group in accordance with the Business Transformation Plan as agreed with Purchaser (and as amended from time to time); (2) discuss and reviews the Business Transformation Plan with Purchaser on a weekly basis; (3) use commercially reasonable efforts to preserve or restore, as applicable, the Company Group’s business and operational relationships in all material respects with the suppliers, customers, and others having business relationships with the Company Group that are material to the Company Group; and (4) not, and shall cause its Subsidiaries not to, except as consented to by Purchaser in writing:

(i)authorize, make or incur any capital expenditures, or assume any obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in an amount less than $10,000 individually;

(ii)settle any obligations with, or authorize or make any payments to, any vendor of the Company Group in excess of $10,000 individually;

(iii)waive, compromise, or settle any outstanding receivables from customers, other than outstanding receivables in an amount less than $10,000 individually;

(iv)enter into any new contracts, sales agreement or significant amendments exceeding $10,000;

(v)settle any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration with any third party;

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(vi)cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall the Company enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property requiring rental;

(vii)liquidate, dissolve, reorganize or otherwise wind-up any part of the Company Group’s business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization;

(viii)sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of property or assets in exceed of $10,000, except for dispositions of obsolete, surplus or worn-out assets that are no longer useful in the conduct of the business of the Company Group;

(ix)(A) make, change or revoke any election in respect of material taxes, (B) adopt or change any material tax accounting method, (C) file any material amended tax return, (D) enter into any material tax closing agreement with any Governmental Authority, (E) settle any material tax claim or assessment, (F) knowingly surrender any right to claim a refund of material taxes, (G) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, or (H) knowingly fail to pay any material tax that becomes due and payable (including estimated tax payments) (other than taxes being contested in good faith and which are notified to Purchaser in writing);

(x)(A) hire, engage, terminate (other than for cause), furlough or temporary layoff any employee of the Company Group; (B) increase the compensation or benefits payable or provided, or to become payable or provided to, any employee; or (C) grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any employee;

(xi)make any changes to the Company Group’s existing business plan, as disclosed to Purchaser prior to this Agreement;

(xii)enter into any agreement or otherwise make a commitment to take any action that would violate any of the foregoing clauses (i) – (xi).

Within one week after the date hereof, the Company shall cause the CEO and CFO to work with Purchaser in good faith to finalize and document in writing a sales approval process. This documented process shall include, but not be limited to, approval thresholds, exceptions for standardized sales, automated approval workflows, and periodic review mechanisms. The Company Group agrees to implement the finalized sales approval process promptly and to make reasonable efforts to ensure it aligns with the operational needs and risk management objectives of the Company Group and Purchaser.

(b)Access to Information. From the date hereof until the Closing, Sellers direct the Company Group to, and the Company Group shall: (a) afford Purchaser and its representatives reasonable access to and the right to inspect all of the (i) personnel, assets, and books and records of the Company Group, and (ii) Real Property, subject to the terms of any applicable Leases, properties, assets, premises, books and records, Contracts, agreements and other documents and data related to the Company Group; (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Company Group as Purchaser or any of its representatives may reasonably request; and (c) instruct the representatives of the Sellers and the Company Group to cooperate with Purchaser in its

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investigation of the Company Group; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance request to the Sellers, under the supervision of the Company Group’s personnel and in such a manner as not to interfere with the normal operations of the Company Group. All requests by Purchaser for access pursuant to this Section 9(b) shall be submitted or directed exclusively to the Sellers or the Company Group or such other individuals as the Sellers or the Company Group may designate in writing from time to time.

(c)Financial Information. At least two (2) days prior to Closing, the Sellers shall direct the Company Group to, and the Company Group shall, deliver to Purchaser: (i) revised audited consolidated financial statements of the Company Group for the year ended December 31, 2022, consisting of the consolidated balance sheet as of December 31, 2022, and the related consolidated statement of operations, the consolidated statement of members’ equity and cash flows for the year then ended (the “2022 Audited Financial Statements”); (ii) the audited consolidated financial statements of the Company Group for the year ended December 31, 2023, consisting of the consolidated balance sheet as of December 31, 2023, and the related consolidated statement of operations, the consolidated statement of members’ equity and cash flows for the year then ended (the “2023 Audited Financial Statements”); and (iii) if required by the Purchaser for compliance with United States Securities and Exchange Commission (“US SEC”) regulations and guidelines, the unaudited consolidated financial statements of the Company Group consisting of the consolidated balance sheet as of June 30, 2024, and the related consolidated statement of operations, the consolidated statements of members’ equity and cash flows for the period then ended (the “Additional Unaudited Financial Statements” and together with the 2022 Audited Financial Statements, and the 2023 Audited Financial Statements, the “Additional Financial Statements”). The Additional Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved and in accordance with US SEC requirements, subject, in the case of the Additional Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes, and fairly present the financial position and results of operations of the Company Group in all material respects as of their respective dates and for the respective periods presented. Additionally, the 2022 Audited Financial Statements and the 2023 Audited Financial Statements shall be audited in accordance with auditing standards generally accepted in the United States of America.

(d)Nondisclosure. Each party agrees to keep the existence, terms, and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, and the information of the other parties confidential and not to disclose them to anyone except (a) as required by applicable Law or legal process or as permitted by any non-disclosure or confidentiality agreement applicable to any of the parties, or (b) to legal counsel, tax planners, or advisors and other professional service providers, provided that such persons maintain such confidentiality. Nothing set forth in this Agreement or in any other agreement or policy of the Company shall prohibit a party from reporting possible violations of federal or state law or regulation to any Governmental Authority, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, including the Defend Trade Secrets Act of 2016. A party shall not require prior authorization of another party to make any such reports or disclosures, and the party shall not be required to notify the other parties that it has made such reports or disclosures. Furthermore, nothing in this Agreement or in any other agreement or policy of Company shall prohibit or limit a party from receiving a whistleblower award or other financial benefit for participating in a government investigation.

(e)Efforts to Close. From the date hereof until the earlier of the Closing and the termination of this Agreement, (a) each of the parties shall execute such documents and perform such

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further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby, and (b) each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; provided, that, the foregoing shall in no event be interpreted to require any party to waive any conditions precedent to the consummation of the transactions contemplated hereby.

(f)Revolving Note. Simultaneous with the execution of this Agreement, the Company Group shall issue to the Purchaser that certain Secured Revolving Promissory Note, dated as of even date herewith in a form acceptable to the Purchaser (the “Revolving Note”). The Company Group hereby acknowledges that (i) the Purchaser has advanced $500,000.00 to the Company Group as of the date hereof (the “Current Advances”), including the aggregate outstanding principal amount under that certain Loan Agreement and Promissory Note, dated May 14, 2024 (together with accrued interest thereon through the date hereof, which interest is hereby capitalized under the Revolving Note), and which is hereby terminated and superseded by the Revolving Note, and (ii) the Current Advances are hereby deemed to be an Advance (as defined in the Revolving Note) under the Revolving Note. The Purchaser shall make an additional Advance under the Revolving Note in the amount of $3,000,000.00 promptly upon the execution thereof, which amounts shall be inclusive of all amounts paid by Purchaser or its Affiliates on behalf of the Company Group in satisfaction of the obligations of the Company Group under that certain Financing Agreement between Rosenthal & Rosenthal, Inc., Europa Sports Partners, LLC and Hubmatrix, dated as of June 16, 2023. The Company Group shall use all Advances under the Revolving Note to satisfy certain liabilities and other general working capital purposes as approved by the Purchaser in advance.

(g)Governmental Approvals; Other Third-Party Consents.

(i)Each party hereto shall, as promptly as practicable, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party hereto agrees not to submit materials or information to, participate in any substantive meeting, discussion, or appearance, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it consults with the other party(ies) in advance, and, to the extent not prohibited by such Governmental Authority, gives notice to the other party with respect to any such meeting, discussion, or appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the written consent of the party providing such materials, which consent shall not be unreasonably conditioned or delayed. Subject to applicable Law, the parties shall reasonably consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party. Nothing in this Section 9(f)(i) or otherwise in this Agreement, shall require Purchaser (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Purchaser or its Affiliates of the Company Group, the ownership or operation by Purchaser, its

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Affiliates or the Company Group of any portion of their respective businesses or assets, or compel Purchaser, its Affiliates or the Company Group to dispose of, divest, hold separate or license any portion of their respective businesses, assets or intellectual property rights, respectively, in each case as a result of the transactions contemplated by this Agreement.

(ii)Sellers shall obtain, and Purchaser shall reasonably cooperate with the Company Group, to give all notices prior to Closing to, and obtain all consents from, all third parties that are described in Section 4(c) of the Disclosure Schedules and Section 5(d) of the Disclosure Schedules; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(h)Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that nothing herein will prohibit Purchaser from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements, or (b) disclosing any information that is reasonably required to be disclosed in confidence to Purchaser’s and its Affiliates’, respective directors, officers, employees, professional advisers, current or potential lenders, financing sources, shareholders, investors or potential investors, and other Representatives who have a reasonable purpose to need to know such information; provided, further, that Purchaser shall be responsible for any breach of confidentiality by any such Persons.

(i)Further Assurances. The parties hereto agree to execute any and all documents and instruments of transfer, assignment, assumption, or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement. The Sellers and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return with respect to the Company. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and the Purchaser shall retain all tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such tax returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods. Prior to transferring, destroying or discarding any tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers or the Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(j)Notification of Certain Matters. The Sellers and the Company shall give prompt written notice to Purchaser of (a) an Occurrence or non-occurrence which has rendered, or would reasonably be expected to render, any representation or warranty of Sellers or the Company Group contained in this Agreement or any agreement contemplated hereby, if made on or immediately following the date of such event, untrue or inaccurate, (b) an Occurrence or non-occurrence that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of Sellers, the Company Group, or any

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of their respective Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or under any agreement contemplated hereby or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Purchaser’s obligations hereunder, and (d) any action pending or to Sellers’ knowledge threatened relating to the transaction contemplated by this Agreement and the agreements contemplated hereby. Any updates to the Disclosure Schedules following the date hereof shall be for informational purposes only and shall not otherwise impact the rights and obligations of the parties hereto.

(k)Releases.

(i)BY EXECUTING THIS AGREEMENT, EFFECTIVE AS OF THE CLOSING, THE PURCHASER, ON BEHALF OF ITSELF AND ITS AFFILIATES, RELEASES AND FOREVER DISCHARGES EACH SELLER AND ITS AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, LIMITED PARTNERS, EMPLOYEES AND AFFILIATES FROM ANY AND ALL KNOWN OR UNKNOWN CLAIMS, LIABILITIES, OBLIGATIONS, DAMAGES, EXPENSES AND OTHER AMOUNTS OF EVERY KIND OR DESCRIPTION ARISING OR EXISTING PRIOR TO THE DATE OF THE CLOSING, EXCEPT FOR (A) ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS ENTERED INTO IN CONNECTION HEREWITH TO WHICH PURCHASER IS A PARTY OR THIRD-PARTY BENEFICIARY AND (B) ANY RIGHTS THAT MAY NOT BE WAIVED UNDER APPLICABLE LAW, REGULATION, OR OTHER LEGAL REQUIREMENTS. THE PURCHASER HEREBY EXPRESSLY WAIVES AND RELEASES ANY RIGHTS AND BENEFITS WHICH IT HAS OR MAY HAVE UNDER ANY LAW, REGULATION, OR OTHER LEGAL REQUIREMENT PERTAINING TO ALL OF THE FOREGOING RELEASED CLAIMS AND EXPRESSLY WAIVES AND RELEASES ANY AND ALL RIGHTS AND BENEFITS CONFERRED UPON IT BY THE STATUTES OR LEGAL REQUIREMENTS PROVIDING THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE RELEASEE. THE PURCHASER COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, TO NOT MAKE A CLAIM OR TO COMMENCE OR TAKE PROCEEDINGS AGAINST THE RELEASED PARTIES HEREIN OR AGAINST ANY OTHER PERSON, FIRM, PARTNERSHIP, BUSINESS OR CORPORATION WHO OR WHICH MIGHT CLAIM CONTRIBUTION FROM, OR BE INDEMNIFIED BY, THE RELEASED PARTIES HEREIN, UNDER THE PROVISIONS OF ANY STATUTE OR OTHERWISE IN RESPECT OF THOSE MATTERS FOR WHICH THIS RELEASE APPLIES.

(ii)BY EXECUTING THIS AGREEMENT, EFFECTIVE AS OF THE CLOSING, EACH SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES, RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, EMPLOYEES AND AFFILIATES FROM ANY AND ALL KNOWN OR UNKNOWN CLAIMS, LIABILITIES, OBLIGATIONS, DAMAGES, EXPENSES AND OTHER AMOUNTS OF EVERY KIND OR DESCRIPTION ARISING OR EXISTING PRIOR TO THE DATE OF THE CLOSING, EXCEPT FOR (A) ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS ENTERED INTO IN CONNECTION HEREWITH TO WHICH SUCH SELLER IS A PARTY OR THIRD-PARTY BENEFICIARY AND (B) ANY RIGHTS THAT MAY NOT BE WAIVED UNDER APPLICABLE

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LAW, REGULATION, OR OTHER LEGAL REQUIREMENTS. EACH SELLER HEREBY EXPRESSLY WAIVES AND RELEASES ANY RIGHTS AND BENEFITS WHICH IT HAS OR MAY HAVE UNDER ANY LAW, REGULATION, OR OTHER LEGAL REQUIREMENT PERTAINING TO ALL OF THE FOREGOING RELEASED CLAIMS AND EXPRESSLY WAIVES AND RELEASES ANY AND ALL RIGHTS AND BENEFITS CONFERRED UPON IT BY THE STATUTES OR LEGAL REQUIREMENTS PROVIDING THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE RELEASEE. EACH SELLER COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, TO NOT MAKE A CLAIM OR TO COMMENCE OR TAKE PROCEEDINGS AGAINST THE RELEASED PARTIES HEREIN OR AGAINST ANY OTHER PERSON, FIRM, PARTNERSHIP, BUSINESS OR CORPORATION WHO OR WHICH MIGHT CLAIM CONTRIBUTION FROM, OR BE INDEMNIFIED BY, THE RELEASED PARTIES HEREIN, UNDER THE PROVISIONS OF ANY STATUTE OR OTHERWISE IN RESPECT OF THOSE MATTERS FOR WHICH THIS RELEASE APPLIES.

(l)Exclusive Dealing. Without the written consent of the Purchaser, from the date hereof until the earlier of the Closing and the Outside Date, each Seller shall not (and shall direct the Company Group not to), and the Company Group shall not, directly or indirectly, take, or direct any other Person to take on its behalf, any action to solicit, encourage or enter into any negotiation, discussion, Contract or instrument, with, or provide any information to, any Person other than Purchaser and its Affiliates and their respective representatives, that relates to, or would reasonably be expected to lead to, (a) any sale of any Units or any Equity Interests of the Company Group, (b) any lease, sale, transfer or other disposition of the assets of the Company Group outside of the ordinary course of business, (c) any merger, recapitalization or similar transaction with respect to the Company Group, or (d) any other transaction that does or would reasonably be expected to impede or otherwise delay the transaction contemplated hereby (collectively, an “Alternative Transaction”). Prior to the Outside Date, each Seller shall not (and shall direct the Company Group not to), and the Company Group shall not, directly or indirectly, without the written consent of the Purchaser, assist any third party in preparing or soliciting an offer relating in any way to an Alternative Transaction (in each case other than with respect to the transactions contemplated by this Agreement). Each Seller shall (and shall direct the Company Group to), and the Company Group shall, promptly following the date hereof, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Alternative Transaction until the Outside Date. In the event that any Seller or the Company Group receives any inquiry, proposal or offer from any third party concerning an Alternative Transaction, such Seller or the company Group shall promptly notify Purchaser in writing of the receipt of any such correspondence as well as the material terms thereof.

(m)Disclosure Schedules.    Any reference herein to the Disclosure Schedules, or any Section thereof, shall be deemed to include (i) as of the date hereof, all information in the Data Room as of the date hereof and (ii) as of the Closing Date, all information in the Data Room as of the Closing Date, in each case as if any such information in the Data Room was fully set forth in the Disclosure Schedules or the applicable Section thereof; provided that, as of the Closing Date, a specifically enumerated Disclosure Schedule shall be deemed to contain only the information contained on such schedule or to specific information or documentation expressly incorporated therein from the Data Room. From time to time as information becomes available, but in all events no later than 5 Business Days prior to the Closing Date, Sellers and the Company Group shall deliver to the Purchaser any amendments, modifications, additions, deletions or other changes to the Disclosure Schedules, including the Data Room, and such

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Disclosure Schedule as amended, modified, added to, deleted from or otherwise changed shall constitute the Disclosure Schedules as of the Closing Date (including, without limitation, for purposes of Section 5 hereof). Sellers and the Company Group to notify Purchaser on the day made of all amendments, modifications, additions, deletions or other changes to the Data Room.

10.Termination of Agreement.

(a)Termination. This parties may not terminate this Agreement other than as follows:
(i)by the mutual written consent of the Sellers and Purchaser;
(ii)by Purchaser by written notice to Sellers if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would be reasonably likely to give rise to the failure of any of the conditions specified in Section 2(c)(i) and Section 2(c)(ii), as applicable, to be satisfied at Closing, and such breach, inaccuracy or failure cannot be cured by Sellers prior to the earlier of: (x) thirty (30) days after delivery of such notice of such breach, and (y) August 31, 2024 (the “Outside Date”);
(iii)by Sellers by written notice to Purchaser if Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would be reasonably likely to give rise to the failure of any of the conditions specified in Section 2(b)(i) and Section 2(b)(ii), as applicable, to be satisfied at Closing, and such breach, inaccuracy or failure cannot be cured by Purchaser prior to the earlier of (x) thirty (30) days after delivery of such notice of such breach and (y) the Outside Date;
(iv)by Purchaser upon prior written notice to Sellers; or
(v)by Purchaser or Sellers, as applicable, in the event that:
1.the Closing is not consummated on or before the Outside Date for any reason; provided, however, that the right to terminate this Agreement under this Section 10(a)(iv)(1) will not be available to any party hereto if the failure of the Closing to occur by the Outside Date is the result of a breach of this Agreement by such party;
2.any Governmental Authority issues an order, decree, ruling or other action enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 10(a)(iv)(1) has fully complied with its obligations under this Agreement; or
3.by Purchaser if the Company Group has suffered a Material Adverse Effect.
(b)Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10(a), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

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(i)the rights and obligations of the parties under this Section 10, Section 9(d) and Section 11 hereof will survive termination of this Agreement;
(ii)the obligation to repay an amount equal to One Million Dollars ($1,000,000.00) of Advances under the Revolving Note shall be waived unless the termination of this Agreement is due to the Sellers’ failure to satisfy those conditions set forth in Section 3(c)(ii) and Section 3(c)(iii), in which event all Advances made by the Purchaser under the Revolving Note shall be payable in accordance with the terms thereof; provided that, at the election of the Purchaser, the parties shall negotiate in good faith for the contribution of all such Advances, together with all accrued but unpaid interest thereon, to the Company in consideration for a membership interest in the Company upon such terms and conditions as may mutually be agreed; and
(iii)that nothing herein shall relieve any party hereto from liability for any fraud or intentional breach of any provision hereof prior to such termination.
11.Miscellaneous.

(a)Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Appendix A hereto.
(b)Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.
(c)Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
(d)Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
(e)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that the Purchaser may assign its rights under this Agreement to any Affiliate of Purchaser or, at or following Closing, to any lender or lenders (including any agent or other representative thereof) as collateral security for the Purchaser’s obligations to such lender or lenders under any of the Purchaser’s secured debt financing arrangements and any refinancing, extensions, refunding or renewals thereof, without the consent of any other party hereto. No assignment shall relieve the assigning party of any of its obligations hereunder.
(f)No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.
(g)Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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(h)Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(i)Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
(j)Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the chancery courts of the State of Delaware, or failing such jurisdiction, the federal or state courts in the State of Delaware, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.
(k)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(l)Counterparts. This Agreement may be executed and delivered by facsimile or pdf signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement as of the Effective Date.
THE SELLERS:
ACM EUROPA VII-C LLC

By: /s/ Joshua Ufberg

Name: Joshua Ufberg
Title: Authorized Signatory

AFI PARTNERS FUND IV, LP

By: AFI Partners LLC
Its: General Partner

By: /s/ E.J. Antonio

Name: E.J. Antonio
Title: Manager
AFI PARTNERS LLC

By: /s/ E.J. Antonio

Name: E.J. Antonio
Title: Manager

THE PURCHASER:

PRENETICS GLOBAL LIMITED

By: /s/ Danny Yeung

Name: Danny Yeung
Title: CEO

THE COMPANY:

EUROPA PARTNERS HOLDINGS, LLC

By: /s/ E.J. Antonio

Name: E.J. Antonio
Title: Manager

Acknowledged and agreed for purposes of Section 8(b):
AFI PARTNERS MANAGEMENT LLC

By: /s/ E.J. Antonio

Name: E.J. Antonio
Title: Manager

EUROPA SPORTS PARTNERS, LLC

By: /s/ Anthony Todaro

Name: Anthony Todaro
Title: Chief Financial Officer

Appendix A
Definitions
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Company Group” means, as applicable, the Company and/or the Subsidiaries, collectively or individually, as the context requires.

“Contract” means any legally binding agreement, contract, lease (including all amendments, modifications, supplements, subleases (of any tier), guaranties, subordination and non-disturbance agreements (if applicable), estoppels and side letters thereto), license agreement, instrument, commitment or arrangement, whether written or oral.

“Data Room” means the electronic documentation site established by the Company in connection with the transactions contemplated hereby located at Prenetics Limited-2024 - Dropbox.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, administrative hearing body, commission, tribunal, or other similar dispute-resolving panel or body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, ruling, temporary restraining order, executive order, decree or award of, or settlement or agreement with, any Governmental Authority.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, logos, corporate names (including “doing business as” or “d/b/a” registrations), and all other indicia or identifiers of source or origin (and all goodwill associated therewith and all registrations and applications therefor); (b) copyrights and works of authorship, whether or not copyrightable; (c) trade secrets, confidential information, know-how, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure, including drawings, bills of material and other tangible or electronic materials embodying the foregoing and relating to products or services made or sold or otherwise distributed by the Company Group; (d) patents, patent applications, and inventions whether or not patentable, along with any improvements, ideas, data, concepts, formulas, techniques, methods, prototypes, protocols, processes associated with the foregoing; (e) domain names and social media account names or identifiers; (f) Software; (g) hardware, designs, components, sub-components, systems, enclosures, circuit boards, mask designs, and circuits; and (h) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (i) granted under common law or by statute; (ii) registered or unregistered; (iii) published or unpublished; and (iv) including, without limitation, (A) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; (B) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and (C) all rights to sue for past, present or future misuses, misappropriations, or infringements thereof.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of any member of the Company Group, individually or as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) any matter of which the Purchaser is aware on the date hereof; (vii) any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contract(s)” means any Contract to which any member of the Company Group is a party:

(a)which involves obligations (contingent or otherwise), payments or revenues to or by the Company Group in excess of $500,000 annually;

(b)with an Affiliate;

(c)which grants a right of refusal, right of first offer, or similar right with respect to any material properties, assets or business of the Company Group;

(d)which contains covenants of the Company Group (A) prohibiting or limiting the right of the Company Group to engage in or compete with any Person in any line of business in any material respect or (b) prohibiting or restricting the Company Group’s ability to conduct their respective business with any Person in any geographic area in any material respect;

(e)with the top ten customers of the Company Group by revenue for fiscal year 2023;

(f)with the top ten suppliers of the Company Group by cost for fiscal year 2023; or

(g)with any Governmental Authority.

“Occurrence(s)” means any individual or set of existences, events, developments, situations, occurrences, circumstances, facts or takings.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, Governmental Authority, or other entity.

“Software” means any and all computer software, programs, data, and databases developed by or on behalf of Sellers or any of their employees and agents and/or used by, or held for use by, Sellers in the business of the Company Group as presently conducted (including any third-party Software), in any form, including, without limitation, internet web sites, development tools, implementations of algorithms, models and methodologies (whether in source code or object code), source code, object code and executable forms thereof, and any and all related documentation and specifications required for the development, use and maintenance of such software, and all associated data, data files and databases, in any and all media now known or hereafter developed, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all user and installation manuals or other documentation related thereto.

“Transaction Documents” means this Agreement and the documents, agreements, exhibits, schedules, statements, instruments and certificates being executed and delivered in connection with this Agreement, including, without limitation, the Unit Transfer Power, the Revolving Note, and the Letters of Resignation.

Exhibit A
Unit Transfer Power
[Attached]

UNIT TRANSFER POWER

    For Value Received, [SELLER NAME], (the “Transferor”), with full power of substitution in the premises, has bargained, sold, assigned, and transferred, and by these presents does bargain, sell, assign, and transfer unto [PURCHASER NAME] (the “Transferee”) [#] units of membership interest (the “Units”) of Europa Partners Holdings, LLC, a Delaware limited liability company (the “Company”), standing in its name on the books of the Company.

    The Transferor does hereby constitute and appoint the Company its true and lawful attorney, IRREVOCABLY, for itself and in its name and stead, to sell, assign, transfer, and make over, all, or any part of the said Units, and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said Attorney or substitute or substitutes shall lawfully do by virtue hereof.

[SELLER NAME]

By:____________________________________
Name:
Title:

Date: